Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective February 26, 2025 (hereinafter called “Start Date”) by and between Mobile Global Esports Inc., a Delaware-based, OTC-registered, stock-based, for-profit corporation having an office and principal place of business at 500 Post Road East, Westport, Connecticut 06880 (hereinafter called “MGAM”) and Mark J. Keeley of 411 Walnut Street, PMB 16617, Green Cove Springs, FL 32043 (hereinafter called “Employee” and each a “Party” together the “Parties”).

WHEREAS, Employee desires to be employed by MGAM as the Chief Financial Officer (“CFO”); and

WHEREAS, This Agreement shall be governed by the laws of the State of Connecticut and shall be construed in accordance therewith.

NOW, THEREFORE, for and in consideration of the promises and covenants herein contained, and other good and valuable consideration, the receipt whereof by each Party hereto is hereby acknowledged, the Parties agree as follows:

1. Employment: MGAM hereby agrees to employ Employee, and Employee hereby accepts employment, to render CFO services upon all of the terms and conditions hereinafter set forth.

2. Term and Termination: This Agreement shall commence on the Start Date and will continue automatically unless either Party gives the other Party written notice that it wishes to terminate this Agreement. Notice of termination by either Party must be given at least 14 (fourteen) days before the termination will occur. MGAM is relying on Employee to begin providing services under this Agreement on the designated Start Date and Employee affirms Employee’s commitment to commence services on the designated Start Date.

3. Compensation and Benefits. For all services rendered by Employee under this Agreement, MGAM shall pay Employe compensation which shall consist of share-based compensation. Share-based compensation in Company shares will be 3,000,000 (three million) issued at the market price of $0.010 on the Start Date. In addition to compensation, Employee will have the opportunity to participate in any various Company benefit plans, as they are established by the Company. Employee’s employment shall be contingent upon MGAM’s maintenance of a Directors and Officers (D&O) insurance policy with the CFO being a covered officer of MGAM. During the term of this Agreement, Employee will be reimbursed for fees required for Employee to maintain Employee’s existing status as a Certified Public Accountant (CPA), as well as Employee’s reasonable expenses incurred for the benefit of MGAM.

4. Extent of Services and Responsibilities: Employee’s duties shall include, but not be limited to, those outlined in the MGAM job description for the position of CFO, as may be from time to time modified by MGAM, and such additional duties as may reasonably be assigned by MGAM.

5. Disclosure and Confidentiality of Information: Employee recognizes and acknowledges that Employee will be given access to certain of MGAM’s confidential business data including, but not limited to, methods of operation, software products and the like; and that the same are valuable, special and unique assets of MGAM’s business. Employee will not and shall not, during or after the termination of Employee’s employment, irrespective of the time, manner or cause of said termination, directly or indirectly, disclose any confidential data and/or trade secrets to any person, firm, corporation, association, or other entity. Upon termination of Employee’s employment, irrespective of the time, manner or cause of said termination, Employee will surrender to MGAM all lists, books, records, materials, memoranda, and any other MGAM property belonging to MGAM.

6. Miscellaneous.

(a) This Agreement constitutes the entire Agreement regarding the terms and conditions of Employee’s employment with the MGAM. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

(b) The terms of Employee’s employment shall be governed by the laws of Connecticut. By signing this Agreement, Employee agrees that any action, demand, claim or counterclaim in connection with any aspect of Employee’s employment with MGAM, or any separation of employment (whether voluntary or involuntary) from MGAM, shall be resolved in a court of competent jurisdiction in Connecticut.

(c) The terms and provisions of this Agreement may be modified or amended only by written agreement executed by both Parties. The terms and provisions of this Agreement may be waived, or consent for the departure from its terms granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent. As this Agreement is personal to Employee, Employee may not assign Employee’s rights and obligations under this Agreement. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the Parties and shall inure to the benefit of any successors and/or permitted assigns of the Parties.

Acknowledged and agreed:

EMPLOYEE

By:	/s/ Mark J. Keeley
Mark J. Keeley

MGAM

By:	/s/ Brett Rosin

3